EXHIBIT 14

inTEST CORPORATION

CODE OF ETHICS

Amended and Restated on August 2, 2016

inTEST Corporation ("inTEST" or the "Company") has a proud tradition of maintaining high ethical and legal standards. This Code of Ethics (the "Code") has been adopted by our Board of Directors as a guide to the standards of business conduct to which inTEST's employees, officers and directors must adhere. This Code is not a comprehensive document intended to address every ethical or legal issue which inTEST's employees, officers and directors may face. It is instead a resource to ensure that we maintain a consistent vision and commitment to a culture of uncompromising honesty and integrity throughout our organization. The Company has issued this Code to deter wrongdoing and to promote:

  honest and ethical conduct;
  full, fair, accurate, timely and understandable disclosures in reports and documents that inTEST files with the Securities and Exchange Commission ("SEC") and in other public communications made by inTEST;
  avoidance of conflicts of interest;
  confidentiality of corporate information;
  protection and proper use of corporate assets and opportunities;
  compliance with applicable governmental laws, rules and regulations;
  prompt internal reporting of any violations of this Code to an appropriate person; and
  accountability for adherence to the Code.

This Code offers general guidance as to your ethical and legal responsibilities. As discussed in greater detail below, all employees, officers and directors are expected to comply with this Code and to report any misconduct, fraud, abuse of the Company's assets, or illegal activities of which he or she is aware. Violation of this Code may be grounds for disciplinary action up to and including termination of employment.

This Code should be read in conjunction with other policies of inTEST, including but not limited to, the Whistleblower Policy, the Insider Trading Policy, and the Foreign Corrupt Practices Act Policy. These policies should be separately consulted in the event an employee, officer or director has a specific concern related to a subject covered in one of these policies.

1.   Applicability.

      1.1  This Code of Ethics applies to all of our employees, officers and directors without exception. (Each employee, officer and director of inTEST and any of its subsidiaries is referred to in this Code as a "covered person.") This Code governs the actions and working relationships of each covered person with current and potential customers, co-workers, competitors, government agencies, the media, any stock exchanges, and any stockholders. Each covered person should become familiar with this Code, adhere to the standards and restrictions set forth in it, and conduct himself or herself in accordance with this Code in order to avoid even the appearance of impropriety.

      1.2  Some of the words and phrases in this Code may be subject to different interpretations, or it may appear that one ethical principle conflicts with another, in certain situations. If you are unsure of the appropriate action, discuss the matter with an appropriate member of management, such as your manager, a member of senior management or the Corporate Compliance Officer:

Gina Floyd inTEST Corporation 41 Hampden Road Mansfield, MA 02048 Email: gfloyd@inTESTthermal.com Telephone: 781.688.2363 FAX: 781.688.2563

      1.3  This Code supplements other policies set forth in our employee handbook. Each covered person is expected to comply with all of the Company's policies. The fact that particular conduct is not specifically mentioned in this Code of Ethics does not prevent it from being viewed as violating this Code of Ethics.

2.   Compliance with Laws, Rules and Regulations.

      2.1  Covered persons are expected to obey, and ensure that the Company obeys, all applicable laws, rules and regulations of the United States and other countries in which the Company does business, as well as of the states, counties, cities and other jurisdictions in which we do business. Such laws, rules and regulations are referred to in this Code individually as a "Law" and collectively as the "Laws". This is true even if your manager or anyone in management has directed otherwise.

      2.2  While you are not expected to know the full details of all of the Laws to which you and the Company must adhere, some examples of the types of Laws that the Company is subject to include Laws requiring the Company and its employees to:

            2.2.1  maintain a workplace that is free from discrimination or harassment based on race, color, gender, age, religion, marital status, national origin, sexual orientation, disability, veteran status or any other characteristic that is protected by law and is unrelated to the Company's business;

            2.2.2  comply with applicable environmental, health, and safety standards;

            2.2.3  comply with laws prohibiting restraints of trade and other unfair trade practices;

            2.2.4  prohibit improper or other questionable payments (including bribes or kickbacks), gifts, favors or other gratuities to suppliers, customers, government officials or other third parties, including but not limited to the conduct proscribed in the Company's Foreign Corrupt Practices Act ("FCPA") Policy; and

            2.2.5  comply with all applicable federal and state securities Laws, including Laws prohibiting insider trading, including but not limited to the conduct proscribed in the Company's Insider Trading Policy.

If a Law conflicts with a policy in this Code, you should comply with the Law. If a local custom or practice conflicts with this Code, you must comply with this Code.

      2.3  If you are unsure about the legal course of action, request guidance from your manager, another member of management, or the Compliance Officer.

3.   Conflicts of Interest.

      3.1  Covered persons should not engage in any activity, practice or act which conflicts with the best interests of the Company. A conflict of interest exists whenever your self-interest is in any way inconsistent, or appears to be in any way inconsistent, with the interests of the Company as a whole.

      3.2  Although the following list is not exhaustive, some examples of situations in which a conflict of interest may arise include:

            3.2.1  When a covered person takes actions or has interests that make it difficult to perform work for the Company objectively and effectively;

            3.2.2  When a covered person receives improper personal benefits, such as gifts of more than a modest value, as a result of the person's position with the Company;

            3.2.3  When the Company makes a loan to a covered person or guarantees an obligation of a covered person;

            3.2.4  When a covered person uses corporate assets or nonpublic information gained in his or her employment with the Company for his or her own advantage;

            3.2.5  When a covered person or any family member or affiliate of a covered person enters into any transaction with the Company where the interest of the covered person, family member or affiliate is not made known to the persons approving the transaction on behalf of the Company; or

            3.2.6  When a covered person competes with the Company.

      3.3  Any such conflict of interest may also arise as a result of actions taken by, or for the benefit of, a family member of a covered person.

      3.4  Knowledge of a potential or actual conflict of interest must be reported to the anonymous hotline, the Compliance Officer, or the Chief Financial Officer.

      3.5  If the Company determines that there is an actual conflict of interest, the covered person may be asked to terminate the conduct at issue or take other remedial action to resolve the conflict.

4.   Confidentiality.

      4.1  It is the Company's policy that business affairs of the Company are confidential and should not be discussed with anyone outside the organization except for information that has already been made public. As an employee, officer or director of the Company you are entrusted with such confidential information, and are only to use such confidential information for the business purposes of the Company. Confidential information should not be shared with anyone outside the Company, including family, friends, or other employees who do not need the information to carry out their duties.

      4.2  All communications with the media, stockholders, or other members of the public about the Company, including its business, employees, officers, directors, customers or suppliers, must be approved in advance by either the Chief Executive Officer or the Chief Financial Officer.

5.   Competition and Fair Dealing.

      5.1  We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance of the members of our team, not through unethical or illegal business practices. Information about other companies and organizations, including competitors, must be gathered using appropriate methods. Illegal practices such as trespassing, burglary, misrepresentation, wiretapping, and stealing are prohibited. Possession of trade secrets that were obtained without the owner's consent, or inducing such disclosures by customers or past or present employees of other companies is prohibited. Each covered person is expected to deal fairly with the Company's customers, suppliers, competitors and employees. No covered person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair business practice.

6.   Protection and Proper Use of Company Property, Including Data.

      6.1  All covered persons should seek to protect and preserve the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All assets of the Company should be used only for legitimate business purposes.

      6.2  Company information is often transmitted via telecommunications devices such as telephone, cellular phones, internet and email. Use of Company information and data imposes certain obligations on covered person to safeguard the confidentiality and integrity of such information and data. Usage of such telecommunications devices must be ethical and honest with a view to the preservation of the Company's intellectual property.

7.   Public Company Reporting; Whistleblower Procedures.

      7.1   inTEST is a public company. The Federal securities laws and rules of the applicable stock exchanges require disclosure of certain financial and non-financial information. Our filings must be full, fair, accurate, timely and understandable. Whether or not you are directly involved in the process of preparing such filings, every covered person is responsible:

            7.1.1  if called upon by management to provide information relevant to such a filing, to assure that the information you provide is complete, fair, timely and understandable, and that is provided to management promptly, as our filings are time-sensitive.

            7.1.2  to ensure that the Company's books and records appropriately reflect our transactions and are posted in accordance with the Company's system of internal controls. Unrecorded or "off the books" funds or entries should not be maintained unless permitted by applicable Law. Refer to the FCPA Policy for more information;

            7.1.3  to make management aware if you believe that any of our public reports is inaccurate or fails to fairly reflect what is happening at the Company.

      7.2  Because of the importance of this issue, the Board of Directors has charged its Audit Committee with responsibility for ensuring that every employee has a means of reporting, anonymously and confidentially, any concerns about the manner in which the Company's financial statements or public reports are prepared, the sufficiency of its internal financial controls, the honesty or competence of its financial management or independent auditors or any other matter regarding any accounting or auditing matters. As described below at Section 9.5, the Company has established a confidential, anonymous hotline service so that covered persons may report any concerns. Additional procedures for such reporting are set forth in the Company's Whistleblower Policy that is part of the Employee Handbook. The Company prohibits retaliation against any person who, in good faith, reports potential issues to the Audit Committee Chair or the Chief Financial Officer.

8.   Covering Up Mistakes; Falsifying Records; Retention of Business Records.

      8.1  Falsification of any Company, customer or third party record is prohibited. Mistakes should not be covered up, but should be immediately and fully disclosed and corrected.

      8.2  Company records (including paper copies and electronically stored information) must be retained unless destruction is permitted pursuant to document retention policies adopted by the Company from time to time. Sometimes the Company may issue a litigation hold notice, or there may be instructions regarding the preservation of documents or electronically stored information related to a pending or threatened litigation, government inquiry, subpoena or other information request. In such cases, no documents or electronically stored information may be discarded or destroyed, regardless of any applicable document retention policy. In addition, you should never destroy, alter, or conceal any record or otherwise impede any official proceeding or investigation, either personally, in conjunction with another, or by attempting to influence another person.

      8.3  In the event of litigation, government inquiry or investigation, we will designate a member of management that you should consult with to determine whether records should be preserved and/or produced.

9.   Reporting of Illegal or Unethical Behavior.

      9.1  Covered persons have a duty to adhere to this Code and all other Company policies and to report promptly any suspected violations of this Code or any other illegal or unethical behavior as set forth in this Code and in other policies.

      9.2  You may make such a report orally or in writing, and, if preferred, anonymously. The Company has engaged Ethical Advocate, an organization that specializes in advocating ethical culture and behavior in the workplace, to work with us in developing systems and communications to achieve integrity, ethical behavior, openness, and the ability to quickly react to suggestions, feedback, and unethical behavior in our workplace.

      9.3  Ethical Advocate provides anonymous and confidential incident reporting through their fully secure, encrypted web site reporting pages. It can be difficult to report something that needs addressing, whether it is about a situation or a person. Employees and shareholders within inTEST Corporation need to feel secure that their concerns will be seen or heard; something will be done about it; and if they choose, their anonymity and confidentiality be maintained.

      9.4  Prior to submitting a report to Ethical Advocate you should make the best effort possible to resolve a particular issue through inTEST Corporation's administrative process and/or supervisory management. If you have any doubt regarding the legality or ethics of a particular situation, consult with your manager or the local Manager of the Human Resources Department. If you do not believe that talking to your manager is appropriate, or if doing so does not result in a response with which you are comfortable, then you should discuss the matter with the Compliance Officer, or, in the case of accounting or auditing issues, the Chief Financial Officer or a member of the Audit Committee of the Board of Directors.

      9.5  If, however, you believe it is best to submit your thoughts or to report an incident through Ethical Advocate, you will remain anonymous, if you select that option. Your comments, suggestions, and valuable feedback will have a direct result to the success of our organization. To utilize Ethical Advocate go to our direct reporting page within Ethical Advocate, https://intest.ethicaladvocate.com, or call toll free at 866-716-0279, 24 hours a day, any day of the year. In order to ensure maximum anonymity and confidentiality, we strongly urge you to not submit reports from inTEST Corporation's computers.

10.  Protection Against Retaliation.

     10.1  As set forth in the Whistleblower Policy, the Company will not tolerate retaliation against anyone who, in good faith, reports a suspected or actual violation of this Code. Any person who takes any retaliatory or other adverse action against any covered person for raising, in good faith, any question or concern about compliance with this Code will be subject to serious sanctions, which may include termination of employment or other business relationships.

     10.2  If any individual believes that he or she has been subject to retaliation for reporting an actual or suspected violation, or for participating in an investigation of such a report, must follow the procedures set forth in the Whistleblower Policy.

11.  Administration and Waiver of Code of Ethics.

     11.1  This Code of Ethics shall be administered and enforced by the Human Resources Department. Any questions and further information regarding this Code of Ethics should be directed to the local Manager of the Human Resources Department.

     11.2  Appropriate disciplinary penalties for violations of this Code may include counseling, reprimand, warning, restitution, suspension (with or without pay), demotion, salary reduction and termination of employment.

     11.3  The Human Resources Department will be responsible for affirming compliance with this Code of Ethics by all covered persons. Each covered person will be required to sign a certificate that he or she has read and understands the provisions of this Code.

12.  Waivers.

     12.1  Covered persons are expected to follow this Code at all times. Generally, there should be no waivers to this Code of Ethics, however, in rare circumstances conflicts may arise that necessitate waivers. Waivers will be determined on a case-by-case basis by the Human Resources Department with the advice of senior management, the Audit Committee, and/or legal counsel as appropriate. Waivers for directors and executive officers may be determined only by the Board of Directors who shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics with respect to any director or executive officer.

     12.2  If the Board of Directors grants a waiver, including an implicit waiver or a failure to take action within a reasonable period of time, regarding a material departure from a provision of this Code of Ethics by the Chief Executive Officer or the Chief Financial Officer, such waiver shall be promptly disclosed to stockholders in accordance with requirements of the SEC.

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